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As filed with the Securities and Exchange Commission on June 13, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CEPHALON, INC.
(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation of organization)	23-2484489 (I.R.S. Employer Identification No.)

145 Brandywine Parkway
West Chester, Pennsylvania 19380
(Address of principal executive offices)

CEPHALON, INC. 2000 EQUITY COMPENSATION PLAN FOR EMPLOYEES AND KEY ADVISORS
(Full title of the plan)

John E. Osborn, Esq.
Senior Vice President, General Counsel & Secretary
Cephalon, Inc.
145 Brandywine Parkway
West Chester, PA 19380
(Name and address of agent for service)

(610) 344-0200
(Telephone number, including area code, of agent for service)

Copy to:
 Richard A. Silfen, Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
(215) 963-5000

CALCULATION OF REGISTRATION FEE

Title of class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum Aggregate offering price(2)	Amount of registration fee(3)

Common stock, $0.01 par value(4)	1,500,000 shares	$45.03	$67,545,000	$5,464.39

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends and similar anti-dilution provisions.

(2)
Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for purposes of calculating the registration fee, based upon the average of the high and low sales price for a share of Common Stock on June 11, 2003, as reported on the Nasdaq National market.

(3)
Calculated pursuant to Section 6(b) as follows: proposed maximum offering price multiplied by .0000809.

(4)
Each share of the registrant's common stock includes one preferred share purchase right pursuant to the Amended and Restated Rights Agreement dated January 1, 1999 between Cephalon, Inc. and StockTrans, Inc., as Rights Agent, as amended on July 31, 2000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        This registration statement on Form S-8 relates to the registration of an additional 1,500,000 shares of Common Stock, $.01 par value, of the Registrant. The shares are securities of the same class and relating to the same employee benefit plan, the Cephalon, Inc. 2000 Equity Compensation Plan for Employees and Key Advisors, as those shares registered in the Registrant's registration statement on Forms S-8, previously filed with the Securities and Exchange Commission on December 22, 2000 and May 28, 2002. The earlier registration statements on Form S-8 (Registration Nos. 333-52640 and 333-89228) are hereby incorporated by reference.

Independent Accountants

        The consolidated financial statements of Cephalon, Inc. for the years ended December 31, 2002 and 2001 included in the Annual Report on Form 10-K for the year ended December 31, 2002, incorporated by reference in this Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent public accountants, as stated in their report with respect thereto.

        The consolidated financial statements of Cephalon, Inc. as of December 31, 2000 and for the year then ended, incorporated by reference in this Registration Statement, have been audited by Arthur Andersen LLP. Representatives of Arthur Andersen LLP are not available to provide the consents required for the inclusion of their reports on Cephalon, Inc.'s consolidated financial statements and financial statement schedule for such periods, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. See Exhibit 23.3, "Information Concerning Consent of Arthur Andersen LLP," to this Form S-8 for additional information.

Item 8. Exhibits.

        The following exhibits are filed as part of this registration statement:

Exhibit Number	Exhibit
5.1*	Opinion of Morgan, Lewis & Bockius LLP
23.1*	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto)
23.2*	Consent of PricewaterhouseCoopers LLP
23.3*	Information Concerning Consent of Arthur Andersen LLP
99.1*	Cephalon, Inc. 2000 Equity Compensation Plan for Employees and Key Advisors, as amended and restated, effective as of July 25, 2002

*
Filed herewith.

1

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chester, Commonwealth of Pennsylvania, on this 12th day of June 2003.

CEPHALON, INC.
By:	/s/ FRANK BALDINO, JR. Frank Baldino, Jr., Ph.D. Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FRANK BALDINO, JR. Frank Baldino,Jr., Ph.D.	Chairman and Chief Executive Officer (Principal Executive Officer)	June 12, 2003
/s/ J. KEVIN BUCHI J.Kevin Buchi	Sr. Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 12, 2003
/s/ WILLIAM P. EGAN William P. Egan	Director	June 12, 2003
/s/ ROBERT J. FEENEY Robert J. Feeney, Ph.D.	Director	June 12, 2003
/s/ MARTYN D. GREENACRE Martyn D. Greenacre	Director	June 12, 2003
/s/ CHARLES A. SANDERS Charles A. Sanders	Director	June 12, 2003
/s/ GAIL R. WILENSKY Gail R. Wilensky, Ph.D.	Director	June 12, 2003
/s/ HORST WITZEL Horst Witzel, Dr.-Ing.	Director	June 12, 2003

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Cephalon, Inc.

INDEX

Exhibit Number	Description
5.1	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of Morgan, Lewis & Bockius LLP (contained in the opinion of counsel filed as Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Information Regarding Consent of Arthur Andersen LLP
24.1	Power of Attorney (included on signature page of this Registration Statement)
99.1	Cephalon, Inc. 2000 Equity Compensation Plan For Employees and Key Advisors, as amended and restated, effective as of July 25, 2002

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 8. Exhibits.
SIGNATURES
Cephalon, Inc. INDEX